SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2005

SIMON PROPERTY GROUP, L.P.

(Exact name of registrant as specified in its charter)

Delaware	33-11491	34-1755769
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

115 WEST WASHINGTON STREET
INDIANAPOLIS, INDIANA	46204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  317.636.1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement.

On November 15, 2005, Simon Property Group, L.P. (“SPG LP”) issued $500 million aggregate principal amount of its 5.375% Notes due 2011 (the “2011 Notes”) and $600 million aggregate principal amount of its 5.750% Notes due 2015 (the “2015 Notes” and together with the 2011 Notes, the “Notes”) pursuant to a sixteenth supplemental indenture (the “Supplemental Indenture”) with JPMorgan Chase Bank, N.A., as trustee, relating to the Notes.  The Notes were sold in a private placement (i) to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) outside the United States to persons who are not “U.S. persons” (as defined in Rule 902 of Regulation S under the Securities Act) in compliance with Regulation S under the Securities Act.  A copy of the Supplemental Indenture is attached hereto as Exhibit 4.1 and incorporated herein by reference.  For a description of the material terms of the Supplemental Indenture and the Notes, see the information set forth below under Item 2.03, which is incorporated by reference into this Item 1.01.

ITEM 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The 2011 Notes bear interest at a rate of 5.375% per annum and mature on June 1, 2011.  The 2015 Notes bear interest at a rate of 5.750% per annum and mature on December 1, 2015.  Interest on the Notes will be payable semi-annually in arrears on June 1 and December 1 each year, beginning on June 1, 2006, to holders of record of such Notes registered at the close of business on May 17 or November 16, respectively, preceding such interest payment date.

The Supplemental Indenture contains certain financial covenants that, among other things, (i) limit the amount of debt and secured debt that SPG LP may have outstanding as of certain dates, and (ii) requires SPG LP to maintain certain fixed charge coverage ratios and unencumbered assets.  However, these covenants will not apply to the Notes for so long as any securities issued under prior supplemental indentures remain outstanding or until the covenants in the prior supplemental indentures have been amended.  Until such time, the covenants applicable to all currently outstanding securities issued under prior supplemental indentures will apply to the Notes.

SPG LP may, at its option, redeem the Notes in whole at any time or in part from time to time on not less than 30 and not more than 60 days’ prior written notice mailed to the holders of the Notes to be redeemed.  The Notes will be redeemable at a price equal to the principal amount of the Notes being redeemed, plus accrued and unpaid interest to the date of redemption and, unless redeemed within 90 days of the maturity date, a “make-whole” premium calculated under the Supplemental Indenture.

The Supplemental Indenture provides for customary events of default, including, among other things, nonpayment, failure to comply with the other agreements in the Supplemental Indenture for a period of 90 days, and certain events of bankruptcy, insolvency and reorganization.

Under the terms of a Registration Rights Agreement, dated November 15, 2005, SPG LP has agreed to register notes having substantially identical terms as the Notes with the Securities and Exchange Commission as part of an offer to exchange freely tradable exchange notes for the Notes.  Under the Registration Rights Agreement, if SPG LP fails to satisfy certain filing and other obligations with respect to the exchange, SPG LP will be obligated to pay an additional annual interest rate on the Notes of 0.25% per annum.  Such additional interest would cease to accrue once such default is remedied.

The description set forth above is qualified in its entirety by the Supplemental Indenture (including the form of notes attached thereto) and the Registration Rights Agreement filed herewith as exhibits.

A copy of the Registration Rights Agreement is attached hereto as Exhibit 4.2 and incorporated herein by reference.  A press release issued by Simon Property Group, Inc., the general partner of  SPG LP, on November 15, 2005 is attached as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

Exhibit 4.1	Sixteenth Supplemental to the Indenture dated as of November 26, 1996 between Simon Property Group, L.P. and JPMorgan Chase Bank, N.A. (as successor to the Chase Manhattan Bank), as Trustee.

Exhibit 4.2

Registration Rights Agreement, dated as of November 15, 2005, among Simon Property Group, L.P., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., UBS Securities LLC, Wachovia Capital Markets, LLC and the other initial purchasers referenced therein.

Exhibit 99.1	Press release dated November 15, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 15, 2005

SIMON PROPERTY GROUP, L.P.

	By:	Simon Property Group, Inc., General Partner

		By:	/s/ Stephen E. Sterrett
Stephen E. Sterrett
Executive Vice President
and Chief Financial Officer